                Exhibit 99.1

The J.M. Smucker Co. to Divest its Crisco® Business

ORRVILLE, Ohio, October 26, 2020 -- The J.M. Smucker Co. (NYSE: SJM) announced today it has entered into a definitive agreement to sell its Crisco® oils and shortening business to B&G Foods, Inc., in a cash transaction valued at approximately $550 million. The divestiture of the Crisco® business aligns with the Company’s previously stated intent to exit the U.S. baking category and focus more of its resources on its core growth platforms of pet food, coffee, and snacking.

The transaction encompasses oils and shortening products sold under the Crisco® brand, certain trademarks and licensing agreements, dedicated manufacturing and warehouse facilities located in Cincinnati, Ohio, and approximately 160 employees who support the Crisco® business. The business generated net sales of approximately $270 million for the Company’s fiscal year ended April 30, 2020, which were primarily reported in its U.S. Retail Consumer Foods segment. The transaction also includes the Company’s oils and shortening business outside the U.S., which is primarily in Canada.

“Crisco® is an iconic brand that is beloved by consumers, and the business has been a solid contributor to our financial performance,” said Mark Smucker, President and Chief Executive Officer, The J.M. Smucker Co. “However, our strategic priorities include an increased focus and allocation of resources toward pet food and pet snacks, coffee, and snacking to maintain momentum in these categories. Today’s announcement helps position the Company to further grow our core businesses and unlock value for our shareholders.”

The Company expects the divestiture to be dilutive to its adjusted earnings per share in the range of $0.45 to $0.55 on a full-year basis, reflecting the foregone profit related to the oils and shortening business, before factoring in any potential benefit from the use of proceeds from the sale. The Company will further discuss the transaction's impact on its fiscal year 2021 outlook when it releases its second quarter results in November.

The transaction is expected to close in the third quarter of the Company’s 2021 fiscal year, subject to customary closing conditions, including receipt of required regulatory approvals.

The Company appointed Goldman Sachs & Co. LLC as exclusive financial advisor and Benesch, Friedlander, Coplan & Aronoff LLP as legal advisor to assist with the sale of the Crisco® oils and shortening business.

The J.M. Smucker Co. Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to successfully complete a divestiture of the Company’s oils and shortening business in a timely and cost-effective manner; the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities, particularly with respect to the Company's Away From Home business; disruptions or inefficiencies in the Company's operations or supply chain, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the

                Exhibit 99.1

success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's products or its competitors' products; the impact of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19); the concentration of certain of the Company’s businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under “Risk Factors” in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.

Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. It is our privilege to be at the heart of this dynamic with a portfolio that appeals to each generation of people and pets and is found in 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif® and Milk-Bone® and new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer and pet parent preferences for food, how it’s purchased and how the companies that make it should operate, we will maintain the important role we play in their lives. This will allow us to continue growing our business and the positive impact we have on all of those who count on us. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein except for Rachael Ray®, a registered trademark of Ray Marks II LLC, which is used under license.

Contacts:

The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations – aaron.broholm@jmsmucker.com
Media: Ray Hancart, Director, Communications and Media Relations – ray.hancart@jmsmucker.com

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